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                                                                   Exhibit 10.11
                                PROMISSORY NOTE

$100,000                                     Vancouver, Washington
                                             Effective Date:  January, 21, 1999


     FOR VALUE RECEIVED, the undersigned, James F. Kalasky ("Maker"), hereby promises to pay to the order of Egghead.com, Inc. (Egghead.com, Inc., including, without limitation, any successor thereof, "Holder"), at such place as the holder of this promissory note (this "Note") may designate from time to time, the principal sum of $100,000. This Note is being made in connection with a loan by Holder to Maker of $100,000. This note shall bear interest at a rate of 5.82%, compounded monthly.

     Payments of Principal and Interest; Forgiveness. All accrued, unpaid and unforgiven principal and interest shall be due and payable upon the earliest date (the "Due Date") of the following: (1) January 22, 2002 or (2) the 90th day following termination of Maker's employment with Holder either by Maker voluntarily or by the Holder for "Cause" (as that term is defined in the Executive Employment Agreement between the Maker and the Holder, effective January 22, 1998, as amended January 22, 1999. Prior to the Due Date, the principal amount of $2,777.78 plus the interest accrued for the preceding month shall be forgiven on the 21st day of each month following the Effective Date. All principal and interest hereunder shall be paid in lawful money of the United States.

     Prepayment. Maker may at any time upon at least five days prior notice to the Holder prepay in whole or in part the principal and interest due under this Note without premium or penalty.

     Default. The entire unpaid and unforgiven principal and interest under this Note shall become immediately due and payable upon the occurrence of any one or more of the following events of default (each, an "Event of Default") (i) Maker's being made the subject of any proceeding under the Bankruptcy Code of the United States, as amended, or any similar statute and such proceeding not being dismissed within 60 days after its institution, (ii) Maker's admitting in writing his inability to pay his debts generally as they become due, (iii) Maker voluntarily seeking the benefit of the Bankruptcy Code of the United States, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, from time to time in effect, affecting the rights of creditors generally (collectively, "Debtor Relief Laws"), or (iv) Maker's being made the subject of any proceeding provided for by any Debtor Relief Laws that suspends or otherwise materially affects any of the rights of Holder under this Note and such proceeding not being dismissed within 60 days after its institution.

     Liability and Waiver. Maker hereby waives presentment, notice of dishonor, protest, notice of protest and diligence in collection, and consents that the time of payment on any part of this Note may be extended by Holder without otherwise modifying, altering, releasing, affecting or limiting Maker's liability.

     Costs of Collection. Maker agrees to pay all costs of collection and attorneys' fees incurred by the Holder of this Note in case of any default of, or failure to make, any payment due under this Note.
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     Governing Law.  This Note shall be governed by and construed in accordance with the laws of the state of Washington.

                ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.



                                         /s/ JAMES F. KALASKY
                                         ---------------------
                                         James F. Kalasky


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